UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2008 (June 2, 2008)

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-7050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                                             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 2, 2008, Mrs. Fields Famous Brands, LLC (“MFFB”), Mrs. Fields Financing Company, Inc., (“Mrs. Fields Financing”, and collectively with MFFB, “Mrs. Fields”) and Mrs. Fields’ Original Cookies, Inc. (“MFOC”) entered into a binding Restructuring Term Sheet (the “Term Sheet”) with certain unaffiliated investors holding Mrs. Fields’ 9% and 11½% Senior Secured Notes due 2011 (the “Notes”) providing for the restructuring of the Notes through an out-of-court exchange offer and/or a “pre-packaged” Chapter 11 filing and a plan of reorganization confirmed under the United States Bankruptcy Code, as amended (the “Restructuring”). On June 3, 2008, certain members of a committee of unaffiliated investors holding Notes (the “Committee”), including those investors who are parties to the Term Sheet, entered into support agreements with Mrs. Fields (the “Support Agreements”).  The Support Agreements provide that the signatories thereto will support the Restructuring as set forth in the Term Sheet.  Members of the Committee hold in excess of 78.7% of the outstanding principal amount of the Notes.

The Support Agreements provide that Mrs. Fields and the members of the Committee will negotiate and enter into definitive documentation regarding the Exchange Offer and Consent Solicitation, as described below, by June 30, 2008.  In the “Exchange Offer”, Mrs. Fields would offer to exchange the Notes for (i) a pro rata share of $90 million less the aggregate amount of professional fees and expenses incurred in connection with the Restructuring that exceed $3.5 million; provided, however, that Company Restructuring Fees (as defined in the Term Sheet) in excess of $3.5 million will not reduce the $90 million, (ii) new notes paying 10% per annum, if paid in cash, and 12% per annum, if paid in kind, maturing on the first interest payment date after the fifth anniversary of effectiveness of the Exchange Offer, in the aggregate principal amount of (a) $50 million plus (b) the aggregate amount of professional fees and expenses incurred in connection with the Restructuring in excess of $3.5 million, other than Company Restructuring Fees, and (iii) 87.5% of a new class of common equity to be issued by the Company (the “New Common Equity”) (subject to dilution for a management incentive plan and Warrants (as defined below) to be issued by Mrs. Fields as described below).  General unsecured creditors of Mrs. Fields will not be impaired or otherwise affected by the Restructuring.

Concurrently with the Exchange Offer, Mrs. Fields will make net proceeds offers pursuant to the indenture, dated March 16, 2004, governing the Notes.

If the Exchange Offer is not accepted by holders of the Notes accounting for 98% of the aggregate principal amount of the Notes outstanding, but is accepted by holders of the Notes accounting for more than (y) two-thirds of the aggregate principal amount of the Notes and (z) one-half of the holders of Notes, the Support Agreements provide for the Restructuring to be effectuated through a “pre-packaged” bankruptcy filing pursuant to Chapter 11 of the United States Bankruptcy Code, as amended.

If the Restructuring is completed, MFOC, the current holder of all of the outstanding common equity of MFFB (the “Old Common Equity”), will receive, in full satisfaction of the Old Common Equity, 12.5% of the New Common Equity and warrants to purchase an additional number of shares of the New Common Equity (“Warrants”) (with both the New Common Equity and Warrants subject to dilution for a management incentive plan) so that, after giving effect to the exercise of the Warrants, MFOC would hold 30% of the outstanding New Common Equity.

Following the completion of the Restructuring, the board of directors of the restructured MFFB would include seven members: four members appointed by the current holders of the Notes, two members appointed by MFOC and Mrs. Fields’ Chief Executive Officer.

The completion of the Restructuring is subject to a customary timeline and closing conditions for a transaction of this nature to be set forth in definitive documents in form and substance consistent with the Term Sheet and agreed to by the parties, including in the event of a bankruptcy filing, the confirmation of a bankruptcy plan pursuant to the United States Bankruptcy Code, as amended.

Item 7.01               REGULATION FD DISCLOSURE

On June 5, 2008, MFFB issued a press release announcing the entrance into the Term Sheet and the Support Agreements. A copy of MFFB’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. This information, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of MFFB under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01               FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

Exhibit No.	Description

1.1

Form of Support Agreement, including Restructuring Term Sheet, entered into by Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. with certain holders of its Senior Secured Notes, dated June 3, 2008.

99.1	Press Release of Mrs. Fields Famous Brands, LLC issued on June 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date:   June 4, 2008

EXHIBIT INDEX:

Exhibit No.	Description

1.1

Form of Support Agreement, including Restructuring Term Sheet, entered into by Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. with certain holders of its Senior Secured Notes, dated June 3, 2008.

99.1	Press Release of Mrs. Fields Famous Brands, LLC issued on June 5, 2008.